Exhibit 10.31

WARRANT

Company:	AiHuiShou International Co. Ltd., an exempted company incorporated under the laws of the Cayman Islands bearing Company Number 264412

Warrant Shares:	153,570 ordinary shares of the Company, par value US$0.001 per share (“Ordinary Shares”), subject to adjustment as set forth under Section 5 below

Exercise Price:	US$2.65 per share, subject to adjustment as set forth under Section 5 below

Issue Date:	May 10, 2021

Expiration Date:	May 10, 2025 at 11:59 p.m. Cayman Islands time

Holder:	China Equities HK Limited, a Hong Kong company

1. Conversion. At any time prior to the Expiration Date, this Warrant may be (i) exercised for cash, in whole or in part, or (ii) in lieu of an exercise of this Warrant for cash, if the fair market value of the Warrant Shares exceeds the total exercise price for the Warrant Shares, the Holder may exercise this Warrant on a cashless basis in whole. Upon a cashless exercise, without paying any additional monies, the Holder may surrender this Warrant in exchange for such number of Ordinary Shares, which is equal to the difference of (a) 153,570 (i.e., the number of Warrant Shares) and (b) the total exercise price for the Warrant Shares divided by Fair Market Value of each Ordinary Share (the “FMV”).

The FMV shall be determined as follows: (a) If the Ordinary Shares or depositary shares or other securities representing the Ordinary Shares are listed on one or more established stock exchanges or national market systems, including, without limitation, The New York Stock Exchange and The Nasdaq Stock Market, the FMV shall be the closing sales price for the Ordinary Shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Ordinary Shares are listed on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), or (b) in the absence of an established market for the Ordinary Shares described in the foregoing sub-clause, the FMV shall be the price per Ordinary Share in the latest equity financing transaction of the Company with the Company issuing Ordinary Shares, preferred shares or other equity securities, or the price per Ordinary Share agreed in the definitive transaction documents for a merger or acquisition transaction involving the Company as a party. If the parties cannot agree upon the FMV, a mutually-acceptable investment bank of international repute shall be appointed to determine the FMV.

The Company shall deliver the underlying Warrant Shares within ten (10) business days after the Holder provides the Company with an exercise notice setting forth the exercise method and the number of Warrant Shares to be purchased in the case of cash exercise, and makes full payment of the corresponding exercise price.

2. Automatic Conversion on Expiration. If the FMV at the Expiration Date is greater than the Exercise Price, this Warrant shall automatically be deemed exercised on a cashless basis upon the Expiration Date and the Company shall promptly deliver a share certificate and Register of Members to the Holder showing its ownership of such as number of Ordinary Shares being calculated in accordance with Section 1 above.

3. Transfer. The Holder may transfer this Warrant freely to its affiliate in accordance with the Company’s articles of association, shareholders agreement and other charter documents.

4. Approval; Authority; Information. Any approval of any of its directors and shareholders required for lawful issuance of this Warrant and Warrant Shares has been obtained and remains in effect. The Company shall give the Holder the same information it gives to any owner of the same class and series as the Warrant Shares prior to the initial public offering of the Company.

5. Adjustments. The Exercise Price, number of Warrant Shares and Warrant Shares shall be subject to adjustment from time to time for subdivisions, split-ups, share dividends, reclassifications and similar corporate transactions of the Company.

6. Notices. The Company shall give prompt notice of dividends, public offerings, new financing rounds and any other transactions that might give rise to adjustments under clause 5.

7. Representations, Warranties and Covenants. The Company represents and warrants to, and covenants with, the Holder that the Company has all corporate power and has taken all necessary corporate action required to execute and deliver this Warrant and the Warrant Shares and to perform all of its obligations under this Warrant. This Warrant has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding corporate obligation. The issuance and delivery of this Warrant is not subject to any consent, approval, or right that has not already been obtained or waived. This Warrant, when signed, and the Warrant Shares when issued will be validly issued, fully paid and free of any liens or encumbrances. All corporate and shareholder consents required in connection with issuance of this Warrant and the Warrant Shares have either been obtained by the Company or no such consents are required.

8. Amendments. This Warrant may be amended only by mutual agreement.

9. Governing Law. Cayman Islands law will govern this Warrant, but disputes may be brought in any jurisdiction where a party resides or does business or where a stock exchange where the Company’s securities are traded is based.

10. Severability. If any provision of this Warrant is determined by a court to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have duly executed this Warrant by their authorized representatives.

COMPANY: AiHuiShou International Co. Ltd. By: /s/ CHEN Xuefeng Name: CHEN Xuefeng Title:	ACKNOWLEDGED AND AGREED: HOLDER: China Equities HK Limited By: /s/ Benjamin Greenspan Name: Benjamin Greenspan Title: Director